Consent of Independent Certified Public Accountants





We consent to the reference to our firm under the captions "Summary Consolidated Financial Data"; "Selected Consolidated Financial Data"; and "Experts" and to the use of our reports dated March 4, 1998, in the Registration Statement (Form S-1 No. 33-______) and related Prospectus of AmComp Incorporated, dated November 12, 1998.


/s/ Ernst & Young LLP
November 12, 1998
West Palm Beach, Florida